November 29, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (602)952-0924

Thomas R. Hislop
Chief Financial Officer
Arizona Land Income Corporation
2999 North 44th Street, Suite 100
Phoenix, Arizona 85018

Re:	Arizona Land Income Corporation
	Form 10-K for the year ended December 31, 2004
	Filed March 31, 2005
      File No. 001-09900

Dear Mr. Hislop:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Linda van Doorn
      Senior Assistant Chief Accountant


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Hewitt Associates, Inc.
December 28, 2004
Page 1